EXHIBIT 21
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PARENT & SUBSIDIARIES
DECEMBER 31, 1994


There is no parent of the registrant.

Wholly-owned subsidiaries are:

          VWR Scientific International Corporation - a Barbados Corporation

          Scientific Holdings Corporation - a Delaware Corporation

	    VWR Scientific of Canada Ltd. - a Canadian Corporation, is a wholly owned subsidiary of Scientific Holding Corporation.